UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 18, 2002

(Date of earliest event reported)

TEAM FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Securities and Exchange Commission File Number: 000-26335

KANSAS	48-1017164
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8 West Peoria, Suite 200, Paola, Kansas, 66071
(Address of principal executive offices) (Zip Code)

Registrant’s telephone, including area code: (913) 294-9667

Item 5.    Other Events

On December 18, 2002, Team Financial, Inc. (the “Company”), through its wholly owned subsidiary, TeamBank, N.A., a national association, closed its acquisition of The Quarles Agency, Inc. pursuant to an Acquisition Agreement and Plan of Merger (the “Agreement”).

The Quarles Agency, Inc. is an insurance agency base in Tulsa, Oklahoma. The acquisition is the Company’s first insurance agency acquisition. Team Financial, Inc. was advised by Mystic Capital Advisors Group, LLC.

Pursuant to the Agreement, the Company, through a wholly owned subsidiary, acquired the stock of The Quarles Agency, Inc. from its shareholders.  The total consideration paid to The Quarles Agency Inc.’s shareholders was $6,850,000 in the form of $5,000,000 of cash at closing and the balance of the cash consideration of $1,850,000 plus interest thereon at the Prime Rate published in the Wall Street Journal minus one percent shall be paid in two annual contingent payments of $925,000 each.  The cash for the acquisition was from the Company’s cash and cash equivalents.  The transaction was accounted for under the purchase method of accounting.

The Company is a $646 million financial holding company.  It operates in the Kansas City metropolitan area, southeastern Kansas, western Missouri, the Omaha, Nebraska metropolitan area, Tulsa, Oklahoma, and Colorado Springs, Colorado.  The Company offers a full range of consumer and corporate banking services, including small business loans, mortgage loans, trust services, insurance services, and investment and brokerage services.

Item 7:    Financial Statements and Exhibits

(c)           Exhibits

10.17       Acquisition Agreement and Plan of Merger dated the 11 day of December, 2002 by and among The Quarles Agency, Inc., TeamBank, N.A., C. Gene Quarles, Clint Quarles, and Robin Buerge, and Amendment dated December 11, 2002

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEAM FINANCIAL, INC.

Date: December 18, 2002	By: /s/ Michael L. Gibson
Michael L. Gibson
President of Investments
Chief Financial Officer